Exhibit (d)(3)

EXCELSIOR FUNDS, INC.

AMENDMENT NO. 2 TO THE INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made as of November 17, 2005, by and between EXCELSIOR FUNDS, INC., a Maryland corporation (the “Company”), on behalf of its series the SMALL CAP FUND (the “Fund”) and U.S. TRUST COMPANY, N.A., a national bank organized under the laws of the United States, and UNITED STATES TRUST COMPANY OF NEW YORK, a New York state-chartered bank and trust company (together, the “Investment Adviser”).

W I T N E S S E T H:

WHEREAS, the Fund and the Investment Adviser are parties to an Investment Advisory Agreement dated as of May 31, 2000, as amended December 29, 2000, pursuant to which the Investment Adviser serves as the investment adviser for the Fund; and

WHEREAS, the Fund and Investment Adviser desire to amend the Investment Advisory Agreement to reflect an increase in the advisory fee payable by the Fund to the Investment Adviser under such Agreement; and

WHEREAS, this amendment to the Investment Advisory Agreement has been approved by the Board of Directors of the Company and the shareholders of the Fund.

NOW, THEREFORE, the parties hereby agree as follows:

1. Paragraph 7, as it relates to the Small Cap Fund, of the Investment Advisory Agreement is hereby amended to read as follows:

7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Company will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefore a fee, computed daily and payable monthly, at the following annual rates: .75% of the average daily net assets of the Small Cap Fund.

2. The Investment Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT NO. 2 TO THE INVESTMENT ADVISORY AGREEMENT as of the day and year first above written.

EXCELSIOR FUNDS, INC., on behalf of

THE SMALL CAP FUND

By:	/s/ Mary Martinez
Name:	Mary Martinez
Title:

U.S TRUST COMPANY, N.A.

By:	/s/ Olga Sanchez
Name:	Olga Sanchez
Title:

UNITED STATES TRUST COMPANY OF NEW YORK

By:	/s/ Daina H. Hill
Name:	Daina H. Hill
Title: